Exhibit 10.9

AGREEMENT
DAVCO RESTAURANTS, INC.

December 18, 1997

This Agreement (the “Agreement”) between DavCo Restaurants, Inc. (“DRI”) and Coca-Cola USA Fountain (“CCF”), an operating unit of The Coca-Cola Company, sets forth the terms and conditions of certain programs related to the availability and marketing of CCF’s Fountain Beverages in restaurants and other outlets owned or operated by DRI or its subsidiaries.

SCOPE OF AGREEMENT

This Agreement will apply to all outlets where Fountain Beverages are served that are owned or operated by:

•                                          DRI,

•                                          its current subsidiaries (namely, Midwest DavCo Food, Inc. (“MDF”), Southern Hospitality Corporation (“SHC”), and FriendCo Restaurants, Inc. (“FriendCo”)), and

•                                          subsidiaries formed or acquired by DRI after this Agreement is signed,

including any such outlets that are opened or acquired by DRI or any of its current or future subsidiaries (collectively, the “Subsidiaries”) after this Agreement is signed. All outlets to which this Agreement applies are referred to as “Covered Outlets.” This Agreement will not apply to any outlets outside the fifty United States and may not be assigned to a third party without CCF’s approval.

Unless specifically stated otherwise in the program descriptions, the programs described in this Agreement are in addition to those made available (i) to DRI, MDF and SHC pursuant to their respective Wendy’s Franchisee Marketing Agreements with CCF, (the “Wendy’s Franchisee Agreement”) and (ii) to FriendCo pursuant to its Marketing Agreement with CCF, all of which have the same date as this Agreement.

TERM

The term of this Agreement began January 1, 1997 and will continue through December 31, 2004 or until DRI and the Subsidiaries have purchased the Volume Commitment of CCF’s Fountain Syrups, whichever occurs last. When used in this Agreement, the term “Year” means each calendar year during the Term.

DEFINITIONS

“Beverages” means all soft drinks and other non-alcoholic flavored waters, punches and ades, whether carbonated or non-carbonated, but does not include tea, brewed coffee, juices, juice containing drinks, sports drinks, frozen beverages, unflavored carbonated and non-carbonated water and dairy beverages (the “Excluded Beverages”).

“Fountain Beverages” are those Beverages that are dispensed from post-mix or pre-mix Beverage dispensers, bubblers, or similar equipment.

“Competitive Beverages” and “Competitive Fountain Beverages” mean, respectively, any Beverage or Fountain Beverage that is not marketed under a brand name or trademark owned by or licensed for use to The Coca-Cola Company.

“Fountain Syrup” means the post-mix syrup used to prepare Fountain Beverages, but does not include other forms of concentrate or syrup for frozen Beverages that is purchased from a full service supplier of frozen Beverages to which CCF provides marketing funds.

BEVERAGE AVAILABILITY

DRI will serve in its Covered Outlets and will cause the Subsidiaries to serve in their Covered Outlets a core brand set of Fountain Beverages that consists of Coca-Cola® classic, diet Coke® and Sprite®, and the remaining products will be jointly selected by DRI and CCF.  CCF’s Fountain Beverages will be the only Fountain Beverages served in the Covered Outlets.

DRI agrees that if it should, during the Term, consider the possibility of selling Beverages packaged in bottles or cans or any Excluded Beverage in Fountain or frozen form or in bottles or cans, it will allow The Coca-Cola Company the opportunity to present to it a program regarding the sale and marketing of such beverages prior to any similar presentation by any other potential supplier. Further, DRI agrees that, during the Term, it will not enter into a contract regarding the sale and/or marketing of such beverages with a third party upon terms and conditions more favorable to such third party than those offered to The Coca-Cola Company.

DRI currently anticipates the acquisition of Exxon convenience/petroleum outlets and/or “dual concept” Exxon/Wendy’s outlets located in the mid-Atlantic region of the U.S. DRI agrees that any such outlets will be considered Covered Outlets for purposes of this Agreement and agrees further that CCF’s Fountain Beverages will be the only Fountain Beverages served in such outlets.

VOLUME COMMITMENT

DRI agrees that the Covered Outlets will purchase [ * ] gallons of CCF’s Fountain Syrup during the Term (the “Volume Commitment”). This Term Volume Commitment will be increased by CCF if DRI or any Subsidiary acquires, after the execution of this Agreement, additional Covered Outlets to which this Agreement will apply.

MARKETING PROGRAM

The following marketing programs will be provided to assist DRI and the Subsidiaries in promoting the sale of CCF’s Fountain Beverages in the Covered Outlets:

Research and Testing Fund.

Research and Testing Funds in the maximum amount of $ [ * ] will be provided to support mutually agreed upon research and testing programs that relate to the sale of Fountain Beverages in the Covered Outlets. Funding will be paid to DRI as approved expenses are incurred. CCF currently anticipates that funds will be used according to the following schedule:

Year	Amount
1997	[ * ]
1998
1999
2000
2001
2002
2003
2004

Mr. PiBB® Incentive Program.

Beginning in Year Two, the Covered Outlets. will be eligible to participate in CCF’s Mr. PiBB® “Buy 10, Get One Free” Incentive Program. For every ten (10) Bag-in-Box containers of Mr. PiBB® Fountain Syrup purchased, CCF will reimburse DRI or the applicable Subsidiary for its cost of purchasing the eleventh Bag-in-Box container of Mr. PiBB®. Such payments will be made semiannually and will be based on CCF’s then-current published chain account price list, which is subject to change from time to time, less a discount of two percent (2%) and less the amount of Marketing Allowances (as defined in the Wendy’s Franchisee Agreements and FriendCo’s Marketing Agreement) paid by CCF in connection with DRI’s or a Subsidiary’s purchase of such eleventh Bag-in-Box container.

Mr. PiBB® Brand Development Fund.

In Year Two only, CCF will provide funding of up to $ [ * ] for each Covered Outlet operated under the Wendy’s or Friendly’s tradestyles which, as of April 1, 1998, serves Mr. PiBB®. This fund is provided to offset the cost of developing and implementing promotional programs featuring Mr. PiBB®.  To qualify for funding, DRI and the applicable Subsidiaries must perform certain mutually agreed upon brand development activities which may include, without limitation, crew incentive programs and the development and continuous utilization of customized merchandising for Mr. PiBB®. Funding will be paid to DRI or its designee as expenses for agreed upon activities are incurred.

Lemonade Brand Development Fund.

In Year Two only, CCF will provide to DRI funds in the maximum amount of $ [ * ] to support the introduction of Original Style Lemonade from the Makers of Minute Maid® (“MMOSL”) throughout the Covered Outlets. To qualify for funding, DRI and the Subsidiaries must introduce MMOSL in all Covered Outlets and perform certain mutually agreed upon brand development activities which may include, without limitation, crew incentive programs and other promotional activities designed to increase consumer awareness of MMOSL and the development and continuous utilization of customized merchandising for MMOSL. Funding will be paid to DRI or its designee as expenses for agreed upon activities are incurred.

Supplemental Funding.

[ * ]

Merchandising Fund.

CCF will provide $ [ * ] to support DRI’s and SHC’s development and purchase of mutually agreed upon merchandising materials featuring CCF’s trademarks and logos during 1997 and 1998. These materials may include, without limitation, illuminated pick-up window banner stands and illuminated Fountain Beverage merchandisers. Funding will be used by CCF to pay suppliers for goods and services utilized in connection with the development and purchase of approved materials.

EQUIPMENT

Equipment Purchase Options.

In the event DRI, SHC and MDF elect to purchase the CCF-owned Fountain Beverage dispensing equipment which will be loaned to them for their “Wendy’s Outlets” (i.e., any Covered Outlet operated under the Wendy’s tradestyle, including dual concept Exxon/Wendy’s outlets) pursuant to their respective Wendy’s Franchisee Agreements, they may purchase such equipment directly from CCF or finance the purchase of such equipment through Coca-Cola Financial Corporation (“CCFC”). If equipment is purchased directly through CCF, CCF will, at DRI’s or the applicable Subsidiaries’ direction, issue an invoice for payment or deduct the purchase price of the equipment from the first two (2) payments of Marketing Allowances due, pursuant to the Wendy’s Franchisee Agreements, to DRI or the applicable Subsidiary subsequent to the equipment sale.

Any obligation to extend credit to DRI, SHC or MDF is subject to approval of the applicable entity’s credit and such entity’s acceptance of CCF’s or CCFC’s then-current terms and conditions of lending.

CCF agrees to pass along to DRI or the applicable Subsidiary any warranties offered by the equipment manufacturer that may be transferred to a subsequent purchaser. However, any used equipment sold by CCF pursuant to this Agreement will be sold subject to the provisions of the Equipment Sales Agreement attached as Exhibit “A” hereto, ON AN “AS IS,” “WHERE IS” BASIS, AND CCF MAKES NO GUARANTEE OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF QUANTITY, QUALITY, CONDITION, SALABILITY, MERCHANTABILITY, OR FITNESS FOR

A PARTICULAR PURPOSE. DRI acknowledges that CCF has patent or other proprietary rights in certain dispensers, valves and/or components that may be part of the equipment to be sold to DRI, SHC and/or MDF. Accordingly, DRI agrees that all proprietary equipment shall be sold subject to the Proprietary Equipment Repurchase provisions of the Equipment Sales Agreement.

FriendCo Equipment Survey.

CCF agrees to survey all Covered Outlets owned by FriendCo and to provide FriendCo with an evaluation of the dispensing equipment currently installed in such outlets.

SERVICE PROGRAM

[ * ]

TERMINATION

Once this Agreement is signed by both parties, it may be terminated before the scheduled expiration date only in the following circumstances:

(i)                                     Either party may terminate the Agreement if the other party fails to comply with a material term or condition of this Agreement and does not remedy the failure within ninety (90) days after receiving written notice (the “Cure Period”). Termination will be effective thirty (30) days after the end of the Cure Period.

(ii)                                  Either party may terminate this Agreement without cause after giving twelve months’ prior written notice.

(iii)                               CCF will terminate this Agreement if a controlling interest in the stock or assets of DRI is acquired by a third party, or if there is any other transfer of a substantial portion of the stock or assets of DRI that is not in the ordinary course of business. This provision shall not be construed to give CCF the right to terminate this Agreement solely because DRI becomes a privately-held corporation or is a party to a merger in which DRI is the surviving entity.

If this Agreement is terminated before its expiration date for any reason, DRI must return any dispensing equipment owned by CCF. Additionally, unless the agreement is terminated by CCF without cause, DRI will pay the following damages at the time of termination:

(i)                                     All prepaid but unearned funding; plus

(ii)                                  Interest on such amount at the rate of one percent per month, accrued from the date the unearned funds were paid or costs were incurred.

DISPUTE RESOLUTION

If a dispute arises out of or relates to this Agreement or the breach hereof, and if said dispute cannot be settled through direct discussions, the parties agree to attempt to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration brought under the terms of this agreement shall be conducted in the following manner: CCF shall appoint one person as an arbitrator and DRI shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third impartial arbitrator within ten (10) days of the date on which the second arbitrator is selected. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, such arbitrator shall be selected by the American Arbitration Association. The three arbitrators shall determine all questions presented to them by majority vote. The decision of a majority of the arbitrators shall be final and conclusive on the parties hereto.

AUTHORITY

DRI represents and warrants that it has the unrestricted right and is authorized to enter into this Agreement, to receive the funding described herein, and to cause the Covered Outlets to perform the activities required to earn such funding.

ACQUISITION OF SUBSIDIARIES

In the event DRI divests itself of any Subsidiary, the programs described herein will not be assignable or transferable to the party acquiring the Subsidiary and may not be disclosed to the acquiring parry.

WAIVER

The failure by either party to seek redress for the breach of, or to insist upon the strict performance of, any term, clause or provision of this Agreement, shall not constitute a waiver of such breach or performance, unless such waiver shall be in writing and signed by the party waiving performance. Any waiver so signed shall not constitute a waiver of any other different or subsequent breach.

CONFIDENTIALITY

Neither party shall disclose to any third party without the prior written consent of the other party, any information concerning this Agreement or the transactions contemplated hereby, except for disclosure to any employees, attorneys, accountants and consultants involved in assisting with the negotiation and closing of the contemplated transactions, or unless such disclosure is required by law. A party that makes a permitted disclosure must obtain assurances from the party to whom disclosure is made that such party will keep confidential the information disclosed.

TRADEMARKS

Neither DRI nor CCF shall make use of any of the other party’s trademarks or logos without the prior written consent of that party, and all use of the other party’s trademarks shall inure to the benefit of that party.

Agreed to this 18th day of December, 1997.

COCA-COLA FOUNTAIN		DAVCO RESTAURANTS, INC.

By:	/s/ Thomas M. Ludwick	By:	/s/ Ronald D. Kirstien
	Thomas M. Ludwick Vice President Wendy’s International Account Team		Ronald D. Kirstien Chairman of the Board